Exhibit 32
CERTIFICATION PURSUANT TO 18 U.S.C. §1350

Each of the undersigned hereby certifies that this quarterly report on Form 10-Q for the period ended June 30, 2024, as filed with the Securities and Exchange Commission on the date hereof, based on my knowledge, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Compass Minerals International, Inc.

Date: October 29, 2024	By:	/s/ Edward C. Dowling, Jr.
Edward C. Dowling, Jr.
President and Chief Executive Officer

Date: October 29, 2024	By:	/s/ Jeffrey Cathey
Jeffrey Cathey
Chief Financial Officer